Exhibit 99.1

Exhibit 99.1

CBSH
1000 Walnut Street / Suite 700 / Kansas City, Missouri 64106 / 816.234.2000

FOR IMMEDIATE RELEASE:
Wednesday, July 13, 2016

COMMERCE BANCSHARES, INC. ANNOUNCES SECOND
QUARTER EARNINGS PER COMMON SHARE OF $.70

Commerce Bancshares, Inc. announced earnings of $.70 per common share for the three months ended June 30, 2016 compared to $.65 per share in the prior quarter and $.72 per share in the second quarter of 2015. Net income attributable to Commerce Bancshares, Inc. for the second quarter amounted to $69.9 million, compared to $65.4 million in the prior quarter and $74.4 million in the same quarter last year. For the quarter, the return on average assets was 1.15%, the return on average common equity was 11.7% and the efficiency ratio was 61.3%.

For the six months ended June 30, 2016, earnings per common share totaled $1.35 compared to $1.30 for the first six months of 2015. Net income attributable to Commerce Bancshares, Inc. amounted to $135.3 million for the six months ended June 30, 2016 compared to $135.4 million last year. For the first six months of 2016, the return on average assets was 1.11% and the return on average common equity was 11.4%.

In making this announcement, David W. Kemper, Chairman and CEO, said, “This quarter we continued to experience strong loan growth, improved net interest income, low credit losses and stable expenses. Average loans have grown over $300 million in each of the last three quarters, and growth in these higher earning assets has helped us manage the effects of continued low interest rates. Average deposits also grew $301.7 million this quarter, or 6% annualized, and funding costs remained low. Net interest income grew $8.1 million this quarter compared to the prior quarter, helped by higher loan interest and an increase in interest on inflation-protected securities. Core fee income continued to show good growth from deposit, trust, and mortgage banking activities. Non-interest expense totaled $177.1 million and reflected a slight decline from the previous quarter.”

Mr. Kemper continued, “Net loan charge-offs for the current quarter totaled $7.5 million, compared to $8.8 million in both the previous quarter and the second quarter of 2015. The decrease in net loan charge-offs compared to the previous quarter was largely due to increased commercial loan recoveries, especially in construction and business real estate loans, offset by slightly higher personal banking loan net losses. During the current quarter, the provision for loan losses totaled $9.2 million, or $1.7 million higher than net loan charge-offs, but slightly less than the prior quarter. The allowance for loan losses increased to $153.8 million at June 30, 2016, or 1.18% of period end loans. Total non-performing assets decreased $5.2 million from the previous quarter to $26.1 million this quarter.”

(more)

     Total assets at June 30, 2016 were $24.7 billion, total loans were $13.1 billion, and total deposits were $20.2 billion. During the quarter, the Company paid a common cash dividend of $.225 per share, representing a 5% increase over the rate paid in 2015 and also paid a 6% cash dividend on its preferred stock.

Commerce Bancshares, Inc. is a registered bank holding company offering a full line of banking services, including investment management and securities brokerage. The Company currently operates in approximately 350 locations in Missouri, Illinois, Kansas, Oklahoma and Colorado. The Company also has operating subsidiaries involved in credit related insurance and private equity activities.

This financial news release, including management's discussion of second quarter results, is posted to the Company's web site at www.commercebank.com.
* * * * * * * * * * * * * * *
For additional information, contact
Jeffery Aberdeen, Controller
at 1000 Walnut Street, Suite 700
Kansas City, MO 64106
or by telephone at (816) 234-2081
Web Site: http://www.commercebank.com
Email: mymoney@commercebank.com

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
FINANCIAL HIGHLIGHTS

	For the Three Months Ended			For the Six Months Ended
(Unaudited) (Dollars in thousands, except per share data)	June 30, 2016	March 31, 2016	June 30, 2015	June 30, 2016	June 30, 2015
FINANCIAL SUMMARY
Net interest income	$171,829	$163,775	$163,657	$335,604	$309,795
Non-interest income	116,570	119,024	114,235	235,594	220,809
Total revenue	288,399	282,799	277,892	571,198	530,604
Investment securities gains (losses), net	(744)	(995)	2,143	(1,739)	8,178
Provision for loan losses	9,216	9,439	6,757	18,655	11,177
Non-interest expense	177,089	177,473	165,463	354,562	329,308
Income before taxes	101,350	94,892	107,815	196,242	198,297
Income taxes	31,542	29,370	32,492	60,912	60,960
Non-controlling interest expense (income)	(85)	148	970	63	1,929
Net income attributable to Commerce Bancshares, Inc.	69,893	65,374	74,353	135,267	135,408
Preferred stock dividends	2,250	2,250	2,250	4,500	4,500
Net income available to common shareholders	$67,643	$63,124	$72,103	$130,767	$130,908
Earnings per common share:
Net income — basic	$.70	$.65	$.72	$1.35	$1.30
Net income — diluted	$.70	$.65	$.72	$1.35	$1.30
Effective tax rate	31.10%	31.00%	30.41%	31.05%	31.04%
Tax equivalent net interest income	$179,592	$171,425	$171,037	$351,017	$324,385
Average total interest earning assets (1)	$23,252,289	$23,332,333	$22,586,879	$23,292,311	$22,549,223
Diluted wtd. average shares outstanding	95,630,629	95,782,109	99,437,469	95,706,370	99,899,840

RATIOS
Average loans to deposits (2)	63.45%	62.81%	60.75%	63.13%	60.24%
Return on total average assets	1.15	1.07	1.26	1.11	1.15
Return on average common equity (3)	11.69	11.20	12.91	11.44	11.81
Non-interest income to total revenue	40.42	42.09	41.11	41.25	41.61
Efficiency ratio (4)	61.27	62.62	59.39	61.93	61.89
Net yield on interest earning assets	3.11	2.95	3.04	3.03	2.90

EQUITY SUMMARY
Cash dividends per common share	$.225	$.225	$.214	$.450	$.429
Cash dividends on common stock	$21,762	$21,760	$21,353	$43,522	$43,105
Cash dividends on preferred stock	$2,250	$2,250	$2,250	$4,500	$4,500
Book value per common share (5)	$24.67	$23.85	$22.15
Market value per common share (5)	$47.90	$44.95	$44.54
High market value per common share	$49.41	$45.96	$45.71
Low market value per common share	$42.98	$37.44	$39.55
Common shares outstanding (5)	96,560,828	96,537,955	97,999,567
Tangible common equity to tangible assets (6)	9.09%	8.84%	8.58%
Tier I leverage ratio	9.36%	9.11%	9.08%

OTHER QTD INFORMATION
Number of bank/ATM locations	346	346	349
Full-time equivalent employees	4,779	4,765	4,768

(1)	Excludes allowance for loan losses and unrealized gains/(losses) on available for sale securities.

(2)	Includes loans held for sale.

(3)	Annualized net income available to common shareholders divided by average total equity less preferred stock.

(4)	The efficiency ratio is calculated as non-interest expense (excluding intangibles amortization) as a percent of revenue.

(5)	As of period end.

(6)
The tangible common equity ratio is calculated as stockholders’ equity reduced by preferred stock, goodwill and other intangible assets (excluding mortgage servicing rights) divided by total assets reduced by goodwill and other intangible assets (excluding mortgage servicing rights).

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

	For the Three Months Ended					For the Six Months Ended
(Unaudited) (In thousands, except per share data)	June 30, 2016	March 31, 2016	December 31, 2015	September 30, 2015	June 30, 2015	June 30, 2016	June 30, 2015
Interest income	$180,065	$172,128	$169,742	$169,115	$170,577	$352,193	$323,559
Interest expense	8,236	8,353	7,255	7,077	6,920	16,589	13,764
Net interest income	171,829	163,775	162,487	162,038	163,657	335,604	309,795
Provision for loan losses	9,216	9,439	9,186	8,364	6,757	18,655	11,177
Net interest income after provision for loan losses	162,613	154,336	153,301	153,674	156,900	316,949	298,618
NON-INTEREST INCOME
Bank card transaction fees	45,065	44,470	46,320	44,635	45,672	89,535	87,971
Trust fees	31,464	30,370	30,054	29,630	30,531	61,834	60,117
Deposit account charges and other fees	21,328	20,691	21,606	20,674	19,637	42,019	38,136
Capital market fees	2,500	2,725	3,116	2,620	2,738	5,225	5,740
Consumer brokerage services	3,491	3,509	3,254	3,687	3,507	7,000	6,843
Loan fees and sales	3,196	2,510	2,101	1,855	2,183	5,706	4,272
Other	9,526	14,749	9,591	8,187	9,967	24,275	17,730
Total non-interest income	116,570	119,024	116,042	111,288	114,235	235,594	220,809
INVESTMENT SECURITIES GAINS (LOSSES), NET	(744)	(995)	(1,480)	(378)	2,143	(1,739)	8,178
NON-INTEREST EXPENSE
Salaries and employee benefits	104,808	106,859	102,098	100,874	99,655	211,667	197,729
Net occupancy	11,092	11,303	10,981	11,247	10,999	22,395	22,560
Equipment	4,781	4,634	4,915	4,789	4,679	9,415	9,382
Supplies and communication	5,693	6,829	6,554	5,609	5,226	12,522	10,807
Data processing and software	22,770	22,899	22,274	21,119	21,045	45,669	40,551
Marketing	4,389	3,813	3,539	4,343	4,307	8,202	8,225
Deposit insurance	3,143	3,165	3,145	2,981	3,019	6,308	6,020
Other	20,413	17,971	22,271	20,440	16,533	38,384	34,034
Total non-interest expense	177,089	177,473	175,777	171,402	165,463	354,562	329,308
Income before income taxes	101,350	94,892	92,086	93,182	107,815	196,242	198,297
Less income taxes	31,542	29,370	27,661	27,969	32,492	60,912	60,960
Net income	69,808	65,522	64,425	65,213	75,323	135,330	137,337
Less non-controlling interest expense (income)	(85)	148	715	601	970	63	1,929
Net income attributable to Commerce Bancshares, Inc.	69,893	65,374	63,710	64,612	74,353	135,267	135,408
Less preferred stock dividends	2,250	2,250	2,250	2,250	2,250	4,500	4,500
Net income available to common shareholders	$67,643	$63,124	$61,460	$62,362	$72,103	$130,767	$130,908
Net income per common share — basic	$.70	$.65	$.63	$.63	$.72	$1.35	$1.30
Net income per common share — diluted	$.70	$.65	$.63	$.63	$.72	$1.35	$1.30

OTHER INFORMATION
Return on total average assets	1.15%	1.07%	1.05%	1.09%	1.26%	1.11%	1.15%
Return on average common equity (1)	11.69	11.20	10.88	11.25	12.91	11.44	11.81
Efficiency ratio (2)	61.27	62.62	62.97	62.55	59.39	61.93	61.89
Effective tax rate	31.10	31.00	30.27	30.21	30.41	31.05	31.04
Net yield on interest earning assets	3.11	2.95	2.94	3.00	3.04	3.03	2.90
Tax equivalent net interest income	$179,592	$171,425	$170,141	$169,512	$171,037	$351,017	$324,385

(1)	Annualized net income available to common shareholders divided by average total equity less preferred stock.

(2)	The efficiency ratio is calculated as non-interest expense (excluding intangibles amortization) as a percent of revenue.

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS - PERIOD END

(Unaudited) (In thousands)	June 30, 2016	March 31, 2016	June 30, 2015
ASSETS
Loans
Business	$4,840,248	$4,575,081	$4,267,997
Real estate — construction and land	819,896	745,369	448,887
Real estate — business	2,399,271	2,395,933	2,276,231
Real estate — personal	1,927,340	1,903,969	1,901,671
Consumer	1,939,486	1,904,320	1,848,457
Revolving home equity	408,301	423,005	430,880
Consumer credit card	753,166	744,364	750,731
Overdrafts	4,180	5,829	3,627
Total loans	13,091,888	12,697,870	11,928,481
Allowance for loan losses	(153,832)	(152,132)	(151,532)
Net loans	12,938,056	12,545,738	11,776,949
Loans held for sale	33,254	60,078	7,852
Investment securities:
Available for sale	9,221,346	9,552,179	9,221,821
Trading	30,512	23,130	18,971
Non-marketable	111,931	117,259	108,346
Total investment securities	9,363,789	9,692,568	9,349,138
Federal funds sold and short-term securities purchased under agreements to resell	13,725	9,075	26,875
Long-term securities purchased under agreements to resell	825,000	825,000	1,050,000
Interest earning deposits with banks	183,223	171,651	264,683
Cash and due from banks	428,300	375,481	409,791
Land, buildings and equipment — net	342,237	350,423	353,366
Goodwill	138,921	138,921	138,921
Other intangible assets — net	6,561	6,539	6,978
Other assets	436,627	331,478	321,382
Total assets	$24,709,693	$24,506,952	$23,705,935
LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Non-interest bearing	$6,906,265	$7,065,066	$6,886,509
Savings, interest checking and money market	10,978,734	11,205,357	10,369,031
Time open and C.D.’s of less than $100,000	749,160	766,810	833,161
Time open and C.D.’s of $100,000 and over	1,515,888	1,649,076	1,200,008
Total deposits	20,150,047	20,686,309	19,288,709
Federal funds purchased and securities sold under agreements to repurchase	1,632,272	957,388	1,666,043
Other borrowings	103,878	103,806	103,843
Other liabilities	296,675	312,167	331,980
Total liabilities	22,182,872	22,059,670	21,390,575
Stockholders’ equity:
Preferred stock	144,784	144,784	144,784
Common stock	489,862	489,862	484,155
Capital surplus	1,333,995	1,332,429	1,261,307
Retained earnings	470,558	424,677	514,451
Treasury stock	(51,707)	(52,653)	(143,565)
Accumulated other comprehensive income	134,424	102,929	48,789
Total stockholders’ equity	2,521,916	2,442,028	2,309,921
Non-controlling interest	4,905	5,254	5,439
Total equity	2,526,821	2,447,282	2,315,360
Total liabilities and equity	$24,709,693	$24,506,952	$23,705,935

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
AVERAGE BALANCE SHEETS

(Unaudited) (Dollars in thousands)	For the Three Months Ended
	June 30, 2016	March 31, 2016	December 31, 2015	September 30, 2015	June 30, 2015
ASSETS:
Loans:
Business	$4,691,476	$4,491,556	$4,351,756	$4,221,478	$4,135,362
Real estate — construction and land	789,329	682,557	584,185	476,331	432,008
Real estate — business	2,389,170	2,382,094	2,320,439	2,284,928	2,287,885
Real estate — personal	1,905,968	1,909,532	1,916,219	1,911,469	1,891,109
Consumer	1,927,925	1,934,577	1,908,540	1,861,636	1,815,699
Revolving home equity	413,198	429,682	429,582	434,355	429,644
Consumer credit card	738,130	752,098	756,743	746,066	734,289
Overdrafts	3,916	4,772	6,303	5,233	4,510
Total loans	12,859,112	12,586,868	12,273,767	11,941,496	11,730,506
Allowance for loan losses	(151,622)	(151,308)	(150,856)	(150,890)	(152,994)
Net loans	12,707,490	12,435,560	12,122,911	11,790,606	11,577,512
Loans held for sale	56,272	9,360	6,118	4,471	3,969
Investment securities:
U.S. government and federal agency obligations	698,374	703,212	580,816	402,591	424,823
Government-sponsored enterprise obligations	666,354	776,488	824,066	887,631	988,120
State and municipal obligations	1,763,849	1,718,587	1,779,704	1,805,931	1,799,355
Mortgage-backed securities	3,394,466	3,424,716	3,335,627	3,217,589	3,161,050
Asset-backed securities	2,377,708	2,537,472	2,574,426	2,546,982	2,839,483
Other marketable securities	337,572	342,382	337,340	302,323	249,075
Unrealized gain on investment securities	191,565	149,319	130,231	118,404	170,039
Total available for sale securities	9,429,888	9,652,176	9,562,210	9,281,451	9,631,945
Trading securities	20,540	18,190	23,217	22,283	19,758
Non-marketable securities	116,103	127,769	114,321	114,062	109,522
Total investment securities	9,566,531	9,798,135	9,699,748	9,417,796	9,761,225
Federal funds sold and short-term securities purchased under agreements to resell	11,916	17,378	18,694	21,012	12,812
Long-term securities purchased under agreements to resell	824,999	850,275	902,174	1,007,606	1,049,999
Interest earning deposits with banks	125,024	219,636	178,486	160,687	198,407
Other assets	1,113,214	1,172,916	1,119,602	1,106,739	1,135,601
Total assets	$24,405,446	$24,503,260	$24,047,733	$23,508,917	$23,739,525

LIABILITIES AND EQUITY:
Non-interest bearing deposits	$6,885,889	$6,905,673	$6,995,666	$6,781,592	$6,744,536
Savings	787,478	761,020	736,824	739,172	738,769
Interest checking and money market	10,287,923	10,128,543	9,805,457	9,619,621	9,759,608
Time open & C.D.’s of less than $100,000	758,703	775,221	796,639	820,792	844,675
Time open & C.D.’s of $100,000 and over	1,635,892	1,483,700	1,219,803	1,171,617	1,227,322
Total deposits	20,355,885	20,054,157	19,554,389	19,132,794	19,314,910
Borrowings:
Federal funds purchased and securities sold under agreements to repurchase	1,211,892	1,404,754	1,707,430	1,677,322	1,674,682
Other borrowings	104,649	377,711	103,819	103,875	103,846
Total borrowings	1,316,541	1,782,465	1,811,249	1,781,197	1,778,528
Other liabilities	260,179	254,437	295,718	250,626	260,945
Total liabilities	21,932,605	22,091,059	21,661,356	21,164,617	21,354,383
Equity	2,472,841	2,412,201	2,386,377	2,344,300	2,385,142
Total liabilities and equity	$24,405,446	$24,503,260	$24,047,733	$23,508,917	$23,739,525

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
AVERAGE RATES

(Unaudited) (Dollars in thousands)	For the Three Months Ended
	June 30, 2016	March 31, 2016	December 31, 2015	September 30, 2015	June 30, 2015
ASSETS:
Loans:
Business (1)	2.90%	2.87%	2.78%	2.73%	2.79%
Real estate — construction and land	3.46	3.51	3.41	3.52	3.65
Real estate — business	3.69	3.70	3.68	3.71	3.83
Real estate — personal	3.76	3.77	3.76	3.73	3.77
Consumer	3.80	3.87	3.91	4.00	3.92
Revolving home equity	3.59	3.52	3.44	3.50	3.60
Consumer credit card	11.54	11.42	11.23	11.59	11.74
Overdrafts	—	—	—	—	—
Total loans	3.86	3.89	3.85	3.89	3.95
Loans held for sale	4.95	5.80	5.40	4.26	3.94
Investment securities:
U.S. government and federal agency obligations	3.48	.40	.17	4.39	6.09
Government-sponsored enterprise obligations	3.03	1.93	1.89	1.77	1.82
State and municipal obligations (1)	3.60	3.66	3.64	3.44	3.49
Mortgage-backed securities	2.36	2.45	2.54	2.47	2.61
Asset-backed securities	1.45	1.39	1.25	1.15	1.03
Other marketable securities (1)	2.77	2.79	2.83	2.65	2.61
Total available for sale securities	2.51	2.20	2.20	2.32	2.38
Trading securities (1)	2.27	2.87	2.65	2.72	2.86
Non-marketable securities (1)	8.03	6.54	8.19	8.28	8.90
Total investment securities	2.58	2.26	2.27	2.39	2.45
Federal funds sold and short-term securities purchased under agreements to resell	.64	.56	.32	.40	.47
Long-term securities purchased under agreements to resell	1.64	1.64	1.40	1.29	1.40
Interest earning deposits with banks	.49	.49	.28	.25	.25
Total interest earning assets	3.25	3.10	3.07	3.12	3.16

LIABILITIES AND EQUITY:
Interest bearing deposits:
Savings	.11	.12	.12	.13	.11
Interest checking and money market	.13	.13	.13	.13	.13
Time open & C.D.’s of less than $100,000.38		.38	.37	.38	.39
Time open & C.D.’s of $100,000 and over	.58	.54	.51	.53	.49
Total interest bearing deposits	.20	.19	.18	.18	.18
Borrowings:
Federal funds purchased and securities sold under agreements to repurchase	.24	.25	.14	.11	.10
Other borrowings	3.49	1.33	3.47	3.43	3.44
Total borrowings	.50	.48	.33	.31	.30
Total interest bearing liabilities	.22%	.23%	.20%	.20%	.19%

Net yield on interest earning assets	3.11%	2.95%	2.94%	3.00%	3.04%
(1) Stated on a tax equivalent basis using a federal income tax rate of 35%.

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
CREDIT QUALITY

	For the Three Months Ended					For the Six Months Ended
(Unaudited) (In thousands, except per share data)	June 30, 2016	March 31, 2016	December 31, 2015	September 30, 2015	June 30, 2015	June 30, 2016	June 30, 2015
ALLOWANCE FOR LOAN LOSSES
Balance at beginning of period	$152,132	$151,532	$151,532	$151,532	$153,532	$151,532	$156,532
Provision for losses	9,216	9,439	9,186	8,364	6,757	18,655	11,177
Net charge-offs (recoveries):
Commercial portfolio:
Business	(65)	463	(133)	(175)	(239)	398	(80)
Real estate — construction and land	(507)	(11)	60	(67)	(309)	(518)	(1,255)
Real estate — business	(1,030)	(242)	(626)	(22)	764	(1,272)	515
	(1,602)	210	(699)	(264)	216	(1,392)	(820)
Personal banking portfolio:
Consumer credit card	6,650	5,918	6,479	5,784	6,424	12,568	12,776
Consumer	1,781	2,599	2,251	2,435	1,849	4,380	3,592
Overdraft	307	219	487	429	212	526	434
Real estate — personal	305	(195)	458	(69)	(47)	110	52
Revolving home equity	75	88	210	49	103	163	143
	9,118	8,629	9,885	8,628	8,541	17,747	16,997
Total net loan charge-offs	7,516	8,839	9,186	8,364	8,757	16,355	16,177
Balance at end of period	$153,832	$152,132	$151,532	$151,532	$151,532	$153,832	$151,532

NET CHARGE-OFF RATIOS*
Commercial portfolio:
Business	(.01)%	.04%	(.01)%	(.02)%	(.02)%	.02%	—%
Real estate — construction and land	(.26)	(.01)	.04	(.06)	(.29)	(.14)	(.60)
Real estate — business	(.17)	(.04)	(.11)	—	.13	(.11)	.05
	(.08)	.01	(.04)	(.01)	.01	(.04)	(.02)
Personal banking portfolio:
Consumer credit card	3.62	3.16	3.40	3.08	3.51	3.39	3.47
Consumer	.37	.54	.47	.52	.41	.46	.41
Overdraft	31.53	18.46	30.65	32.52	18.85	24.35	17.30
Real estate — personal	.06	(.04)	.09	(.01)	(.01)	.01	.01
Revolving home equity	.07	.08	.19	.04	.10	.08	.07
	.74	.69	.78	.69	.70	.71	.71
Total	.24%	.28%	.30%	.28%	.30%	.26%	.28%

CREDIT QUALITY RATIOS
Non-performing assets to total loans	.20%	.25%	.24%	.24%	.26%
Non-performing assets to total assets	.11	.13	.12	.12	.13
Allowance for loan losses to total loans	1.18	1.20	1.22	1.24	1.27

NON-PERFORMING ASSETS
Non-accrual loans:
Business	$12,716	$16,098	$10,874	$11,699	$11,856
Real estate — construction and land	2,170	2,710	3,090	4,046	3,600
Real estate — business	5,236	6,234	7,863	5,054	5,643
Real estate — personal	4,293	4,205	4,425	4,980	5,446
Consumer	—	—	—	—	100
Revolving home equity	109	120	323	—	—
Total	24,524	29,367	26,575	25,779	26,645
Foreclosed real estate	1,609	1,997	2,819	3,053	4,185
Total non-performing assets	$26,133	$31,364	$29,394	$28,832	$30,830

Loans past due 90 days and still accruing interest	$15,892	$15,360	$16,467	$14,707	$14,218
*as a percentage of average loans (excluding loans held for sale)

COMMERCE BANCSHARES, INC.
Management Discussion of Second Quarter Results
June 30, 2016

For the quarter ended June 30, 2016, net income attributable to Commerce Bancshares, Inc. (net income) amounted to $69.9 million, compared to $65.4 million in the previous quarter and $74.4 million in the same quarter last year. The increase in net income over the previous quarter resulted mainly from an increase in net interest income of $8.1 million coupled with small declines in the provision for loan losses and non-interest expense. Non-interest income declined $2.5 million mainly due to a gain on sale of a former branch property in the prior quarter of $3.3 million. For the current quarter, the return on total average assets was 1.15%, the return on average common equity was 11.7%, and the efficiency ratio was 61.3%.

Balance Sheet Review
During the 2nd quarter of 2016, average total loans increased $319.2 million, or 10% annualized, compared to the previous quarter and increased $1.2 billion, or 10.1%, compared to the same period last year. Compared to the previous quarter, the increase in average loans resulted mainly from growth in business (up $199.9 million) and construction loans (up $106.8 million). The increase in business loans came from continued growth in commercial and industrial, leasing and tax-free lending activities, while commercial construction projects continued to drive growth in construction loans. Average consumer loans, including held for sale auto loans, increased by $36.6 million as a result of growth mainly in private banking, motorcycle and automobile lending. Average personal real estate loans declined slightly this quarter; however, the Company sold certain fixed rate loans totaling $18.2 million during the quarter, as part of an origination initiative that began in 2015. In March 2016, the Company identified certain automobile loans totaling $50.4 million which were reclassified as held for sale. As of June 30, 2016, loans totaling $21.8 million had been sold and the remaining loans, totaling $20.8 million, continue to be offered for sale.

During the 2nd quarter of 2016, total average available for sale investment securities at fair value declined $222.3 million to $9.4 billion. Purchases of new securities totaled $193.2 million in the 2nd quarter of 2016 and were offset by sales, maturities and pay downs of $569.3 million. Government-sponsored agency securities decreased on average by $110.1 million, while average mortgage-backed and asset-backed securities declined $190.0 million. At June 30, 2016, the duration of the investment portfolio was 2.6 years, and maturities and pay downs of approximately $1.6 billion are expected to occur during the next 12 months.

Total average deposits increased $301.7 million, or 1.5%, this quarter compared to the previous quarter. The increase in average deposits resulted mainly from increases in money market (increase of $143.7 million), savings (increase of $26.5 million), and jumbo certificate of deposit (increase of $152.2 million) accounts. Personal demand deposits increased $34.3 million, while business demand deposits declined $51.0 million this quarter. Compared to the previous quarter, total average consumer and commercial deposits increased $194.6 million and $155.2 million, respectively, while private banking deposits decreased $44.9 million. The average loans to deposits ratio was 63.5% in the current quarter and 62.8% in the prior quarter.

Compared to the previous quarter, the Company’s average borrowings declined $465.9 million to $1.3 billion in the current quarter, as a result of a decline of $234.4 million in repurchase agreements and a reduction in short-term FHLB debt of $272.7 million.

Net Interest Income
Net interest income (tax equivalent) in the 2nd quarter of 2016 amounted to $179.6 million compared with $171.4 million in the previous quarter, an increase of $8.2 million. Net interest income (tax equivalent) for the current quarter also increased $8.6 million compared to the 2nd quarter of last year. During the 2nd quarter of 2016, the net yield on earning assets (tax equivalent) was 3.11%, compared with 2.95% in the previous quarter and 3.04% in the same period last year.

The increase in net interest income (tax equivalent) in the current quarter compared to the prior quarter was due mainly to an increase in interest on investment securities of $5.8 million, growth in interest earned on loans, and a slight decline in interest expense. The higher interest on investment securities was mainly due to an increase in inflation income on treasury inflation-protected securities (TIPS) of $5.2 million coupled with increased earnings on government-sponsored agency securities of $1.6 million, as a result of early maturity calls on certain securities. Total inflation income for the quarter on TIPS totaled $3.7 million, compared to negative $1.5 million in the prior quarter. The yield on investment securities totaled 2.58% in the current quarter compared to 2.26% in the prior quarter.

Excluding the effects of inflation income and added earnings on government-sponsored agency securities noted above, the net yield on earning assets would have been 3.01% in the current quarter, 2.98% in the prior quarter, and 2.95% in the same period last year. During the current quarter, adjustments to premium amortization expense on mortgage-backed and asset-backed securities, due to changes in prepayment speed assumptions, were not significant.

Compared to the previous quarter, interest income (tax-equivalent) on loans increased $1.9 million mainly due to higher average balances of business and construction loans and higher rates on business loans. However, these increases in interest income were partly offset by lower yields on consumer banking loans. Overall, the average yield on the loan portfolio decreased 3 basis points this quarter to 3.86%.

Interest expense on deposits increased $392 thousand this quarter compared with the previous quarter due to higher rates and balances on jumbo certificates of deposit. Borrowing costs declined $509 thousand due to a reduction in the balance of short-term average FHLB debt and repurchase agreements.

Non-Interest Income
In the 2nd quarter of 2016, total non-interest income amounted to $116.6 million, an increase of $2.3 million, or 2.0%, compared to the same period last year. Also, current quarter non-interest income decreased $2.5 million, or 2.1%, when compared to amounts recorded in the previous quarter, mainly due to the sale of the branch property mentioned above. The increase in non-interest income over the same period last year was due to growth in deposit, trust, sweep, and loan fees, partly offset by lower bank card, lease, capital market fees, swap and tax credit fee income.

Total bank card fees in the current quarter decreased $607 thousand, or 1.3%, from the same period last year. The decrease was mainly the result of a decline in commercial card fees of $1.2

COMMERCE BANCSHARES, INC.
Management Discussion of Second Quarter Results
June 30, 2016

million, or 5.4%, but was offset by growth in debit and credit card interchange fees of 3.0% and 3.4%, respectively. Total bank card fees this quarter were comprised of fees on corporate card ($21.8 million), debit card ($10.0 million), merchant ($6.9 million) and credit card ($6.3 million) transactions.

In the current quarter, trust fees increased $933 thousand, or 3.1%, compared to the same period last year, resulting from continued growth in private client, institutional, and corporate trust activities. Deposit account fees also increased $1.7 million, or 8.6%, compared to the same period last year as a result of 4.7% growth in corporate cash management fees coupled with higher deposit account service fees, which grew $1.3 million, or 36.0%.

Capital market fees decreased $238 thousand, or 8.7%, from the same quarter last year on lower sales volumes, while loan fees and sales grew by $1.0 million due to higher mortgage banking revenue from sales of newly-originated fixed rate residential mortgages. Included in other non-interest income are sweep fees, which increased $443 thousand in the current quarter over the same quarter last year, and fees from sales of interest rate swaps and sales of tax credits, which declined by $956 thousand and $280 thousand, respectively. Non-interest income comprised 40.4% of the Company’s total revenue this quarter.

Investment Securities Gains and Losses
The Company recorded net securities losses of $744 thousand this quarter, compared with net losses of $995 thousand last quarter and net gains of $2.1 million in the same period last year. Losses in the current quarter mainly resulted from unrealized fair value adjustments to the Company’s private equity investment portfolio.

Non-Interest Expense
Non-interest expense for the current quarter amounted to $177.1 million, a slight decrease from the previous quarter and was $11.6 million, or 7.0%, higher than the same period last year. The increase over the same period in the previous year was mainly due to higher costs for salaries and benefits, supplies and communication, data processing costs, and bank card rewards expense. Also, in the 2nd quarter of 2015, a recovery on a letter of credit exposure was recorded totaling $2.8 million that did not re-occur in 2016.

Compared to the 2nd quarter of last year, salaries and benefits expense increased $5.2 million. Growth in salaries expense of $3.8 million, or 4.4%, was mainly due to higher full-time salaries and incentive compensation costs. Benefits expense increased $1.4 million, or 9.8%, mostly due to higher medical costs. Growth in salaries expense compared to the previous year resulted mainly from higher staffing costs in commercial card, residential mortgage, trust, information technology and other support units. Full-time equivalent employees totaled 4,779 and 4,765 at June 30, 2016 and 2015, respectively.

Compared to the 2nd quarter of last year, occupancy, marketing and equipment costs grew by .8%, 1.9% and 2.2%, respectively, while costs for supplies and communication increased $467 thousand, or 8.9%, on higher costs related to reissuance of EMV chip cards and increased data network expenses. Data processing costs increased $1.7 million this quarter, mainly due to higher bank card processing costs, software expense and fees paid to outsourced data service providers. Bank card rewards expense (included in other expense) grew by $1.4 million this quarter compared to the 2nd quarter of last year; however, part of this growth was due to reductions of $923 thousand in rewards expense estimates during the second quarter of last year that did not reoccur in the current quarter. Operating losses totaled $1.4 million this quarter compared to $2.2 million in the 2nd quarter of 2015, mainly due to lower bank card related fraud losses, partly offset by a $700 thousand operating loss accrual this quarter.

Income Taxes
The effective tax rate for the Company was 31.1% in the current quarter, compared to 31.0% in the previous quarter and 30.4% in the 2nd quarter of 2015.

Credit Quality
Net loan charge-offs in the 2nd quarter of 2016 amounted to $7.5 million, compared with $8.8 million in both the prior quarter and in the 2nd quarter of last year. The ratio of annualized net loan charge-offs to total average loans was .24% in the current quarter compared to .28% in the previous quarter and .30% in the 2nd quarter of last year.

In the 2nd quarter of 2016, annualized net loan charge-offs on average consumer credit card loans were 3.62%, compared with 3.16% in the previous quarter and 3.51% in the same period last year. Consumer loan net charge-offs were .37% of average consumer loans in the current quarter, .54% in the prior quarter and .41% in the same quarter last year. The provision for loan losses in the current quarter totaled $9.2 million, compared to $9.4 million in the prior quarter and $6.8 million in the 2nd quarter of last year. This quarter, the provision for loan losses exceeded net loan charge-offs by $1.7 million. At June 30, 2016, the allowance totaled $153.8 million, which was 1.18% of total loans and 627% of total non-accrual loans.

At June 30, 2016, total non-performing assets amounted to $26.1 million, a decrease of $5.2 million from the previous quarter. Non-performing assets are comprised of non-accrual loans and foreclosed real estate ($24.5 million and $1.6 million, respectively, at June 30, 2016). At June 30, 2016, the balance of non-accrual loans, which represented .19% of loans outstanding, included business loans of $12.7 million, business real estate loans of $5.2 million, personal real estate loans of $4.3 million and construction and land loans of $2.2 million. Loans more than 90 days past due and still accruing interest totaled $15.9 million at June 30, 2016.

Other
During the 2nd quarter of 2016, the Company paid a cash dividend of $.225 per common share, representing an increase of 5% over the rate paid in 2015. Also, a cash dividend of $2.3 million was paid on its preferred stock. Additionally, the Company purchased 21,769 shares of treasury stock this quarter at an average price of $47.33.

Forward Looking Information
This information contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include future financial and operating results, expectations, intentions and other statements that are not historical facts. Such statements are based on current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements.